As filed with the Securities and Exchange Commission on August 19, 2009
Registration No. 333-55717

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933

CENTEX CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	75-0778259

(State or other jurisdiction of Incorporation or organization)	(IRS Employer Identification No.)

c/o Pulte Homes, Inc. 100 Bloomfield Hills Parkway, Suite 300 Bloomfield Hills, Michigan	48304

(Address of Principal Executive Offices)	(Zip Code)
Centex Corporation 1998 Stock Option Plan
(Full title of the plans)
Steven M. Cook
Senior Vice President and Secretary
Centex Corporation
c/o Pulte Homes, Inc.
100 Bloomfield Hills Parkway, Suite 300
Bloomfield Hills, MI 48304
(Name and address of agent for service)
(248) 647-2750
(Telephone number, including area code, of agent for service)
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

TERMINATION OF REGISTRATION
     This Post-Effective Amendment No. 1, filed by Centex Corporation, a Nevada corporation (the “Company”), deregisters all shares of the Company’s common stock, par value $0.25 per share (“Common Stock”), that had been registered for issuance under the Centex Corporation 1998 Stock Option Plan on the Company’s Registration Statement on Form S-8 (File No. 333-55717) (the “Registration Statement”) that remain unsold upon the termination of the sale of shares covered by the Registration Statement.
     On August 18, 2009, pursuant to an Agreement and Plan of Merger, dated as of April 7, 2009, by and among the Company, Pulte Homes, Inc., a Michigan corporation (“Pulte”), and Pi Nevada Building Company, a wholly owned subsidiary of Pulte (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Pulte (the “Merger”). As a result, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bloomfield Hills, State of Michigan, on August 19, 2009.

CENTEX CORPORATION
By:	/s/ Steven M. Cook
Steven M. Cook
Senior Vice President and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Dugas, Jr. Richard J. Dugas, Jr.	President and Member of the Board of Directors (Principal Executive Officer)	August 19, 2009

/s/ Roger A. Cregg Roger A. Cregg	Executive Vice President, Chief Financial Officer and Member of the Board of Directors (Principal Financial Officer)	August 19, 2009

/s/ Michael J. Schweninger Michael J. Schweninger	Vice President and Controller (Principal Accounting Officer)	August 19, 2009

/s/ Steven M. Cook Steven M. Cook	Member of the Board of Directors	August 19, 2009

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